UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 27, 2004

MOTHERS WORK, INC.
(Exact name of Registrant as specified in Charter)

Delaware	0-21196 Commission File number	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)

456 North 5th Street Philadelphia, PA 19123
(Address of Principal Executive Offices)

(215) 873-2200
(Registrant’s telephone number, including area code)

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Item 12.  Results of Operations and Financial Condition.

          On April 27, 2004, Mothers Work, Inc. (“Mothers Work” or the “Company”) issued a press release and held a broadly accessible conference call to discuss its financial results for its second fiscal quarter ended March 31, 2004.  A copy of the press release is attached hereto as Annex 1 and is incorporated by reference into this Item 12. Annex 2 attached hereto and incorporated by reference into this Item 12 sets forth the transcript of the prepared remarks made by representatives of the Company during the conference call. Annex 3 attached hereto and incorporated by reference into this Item 12 sets forth certain financial information discussed on the conference call that was not included in the press release. The disclosure in this Current Report, including in any Annexes hereto, of any financial information shall not constitute an admission that such information is material.

The press release and the comments by Mothers Work during the conference call contained non-GAAP financial measures within the meaning of the Securities and Exchange Commission’s Regulation G.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  Mothers Work believes that the non-GAAP financial measure EBITDA (earnings before interest, taxes, depreciation and amortization) and the measure selling, general and administrative (SG&A) expenses excluding depreciation and amortization, together with the percentage of net sales represented by these measures, provide useful information about the Company’s results of operations to both investors and management because they constitute informative gauges of operating profitability.  These measures provide information that the Company believes investors and securities research analysts in retailing and other businesses view as important and commonly use to evaluate the Company’s financial performance and prospects for the future, and to make investment decisions.  These measures are also significant to institutional lenders, and they are considered important internal benchmarks of performance by the Company.  These measures should be considered in addition to, and not as a substitute for, or superior to, GAAP measures.

With respect to each non-GAAP financial measure discussed in the press release, the Company has provided, as an attachment to such press release, a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

The information in this Current Report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date:  April 30, 2004                                        MOTHERS WORK, INC.

By:  /s/ Edward M. Krell
        Edward M. Krell
        Executive Vice President - Chief Financial Officer

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Annex 1

MOTHERS WORK, INC

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK, INC. REPORTS SECOND QUARTER EARNINGS OF $0.08 PER SHARE VERSUS A YEAR AGO OF $0.06 PER SHARE

Philadelphia, PA, April 27, 2004 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the second quarter of fiscal 2004 ended March 31, 2004.

Net income for the second quarter of fiscal 2004 was $0.4 million, or $0.08 per common share (diluted), compared to net income for the second quarter of fiscal 2003 of $0.3 million, or $0.06 per common share (diluted). The Company’s diluted earnings per share for the second quarter of $0.08 per share was within the Company’s most recent guidance range of $0.05 to $0.10 per share provided in its April 8, 2004 press release. Net income for the first six months of fiscal 2004 was $2.5 million, or $0.45 per common share (diluted), compared to net income for the first six months of fiscal 2003 of $3.9 million, or $0.69 per common share (diluted).

Net sales for the second quarter of fiscal 2004 increased 13.0% to $125.8 million from $111.3 million in the same quarter of the preceding year. Comparable store sales increased 0.2% for both the second quarter of fiscal 2004 and 2003, based on 849 and 825 locations, respectively. For the quarter ended March 31, 2004, the Company opened 22 new locations and closed 17 locations. The Company ended the quarter with 1,032 locations compared to 949 on March 31, 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $6.9 million for the second quarter of fiscal 2004, representing a 10.8% increase from the $6.2 million EBITDA for the second quarter of fiscal 2003. Net sales for the first six months of fiscal 2004 increased 8.4% to $257.5 million from $237.6 million for the same six months of the preceding year. Comparable store sales decreased 2.7% during the first six months of fiscal 2004 (based on 820 locations) versus a comparable store sales increase of 2.4% during the first six months of fiscal 2003 (based on 736 locations). During the six months ended March 31, 2004, the Company opened 49 new locations and closed 23 locations, with 11 of these store closings related to our openings of new multi-brand combination stores and our first Maternitymall Superstore™. EBITDA was $16.5 million for the first six months of fiscal 2004, representing a 9.2% decrease from the $18.2 million EBITDA for the first six months of fiscal 2003.

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Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, “We are pleased that we realized a significant improvement in our sales trend for the second quarter compared to the first quarter, as our comparable store sales increased 0.2% during the second quarter after a decrease of 5.0% during the first quarter. This slight increase for the second quarter was also better than our January 27, 2004 guidance of a planned comparable store sales decline of 2% to 3% for the quarter, and was achieved despite the increased competitive pressures in the maternity apparel market over the past year. We currently face maternity competition in approximately 1,000 more competitor locations than a year ago.

“Although we are pleased with our sales results for the quarter, our effort to drive product cost down by ordering large quantities of key items on long lead times contributed to fashion misses. We therefore decided to take aggressive markdowns to clear these styles and to enable us to bring in additional new “fashion-right” styles for Spring. This led to significantly lower than planned gross margin as a percentage of sales and lower than planned second quarter earnings. We have now improved our lead time for key items and reduced our commitment to individual items to increase our fashion flow and decrease our merchandising risk.

“We are increasing our target net sales for fiscal 2004 to approximately $539 to $543 million, from our previous target of $530 to $535 million, based on an assumed comparable store sales increase of between 0% and 2% for the third quarter and an increase of between 1% and 3% for the fourth quarter, which would result in a full year comparable store sales change of between flat and down 1%. We currently expect our comparable store sales for the month of April to be in the range of flat to up approximately 1.5% versus last year. The increase in our sales guidance and the projected continued improvement in our comparable store sales trend for the rest of the year are based on (i) the improvement in our sales trend in the second quarter and thus far in April, (ii) the weaker last year sales comparisons we face in the third and fourth quarters, and (iii) our view that our sales will be spurred on by both the significant markdowns we have taken on Spring product and the planned increased inflow of more “fashion-right” styles.

“However, because of the significant markdowns and our actions to quickly bring in new styles for Spring to fill initial fashion misses in our Spring line, we project that our gross margin will be significantly lower than previously planned for the rest of the fiscal year, especially in the third quarter. We project that our full year gross margin will be approximately 54.0% of net sales in fiscal 2004 compared to 54.3% in fiscal 2003. We expect our operating expenses to increase as a percentage of net sales for fiscal 2004 versus fiscal 2003, primarily as a result of our assumed slight comparable store sales decrease and the estimated impact of new store openings. Based on these assumptions, we are targeting EBITDA for fiscal 2004 of between $44.5 and $45.5 million and diluted earnings per common share of between $2.10 and $2.20 per share, a reduction from our previous earnings per share guidance range of between $2.40 and $2.60 per share provided in our January 27, 2004 press release. Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment.

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“Our target for full year fiscal 2004 diluted earnings per share does not reflect the potential accretive impact on earnings per share of potential future stock repurchases by the Company. Pursuant to the share repurchase program approved by our Board of Directors in March 2003, the Company has repurchased approximately 109,000 shares of its common stock to date, including approximately 26,000 shares repurchased during the second quarter of fiscal 2004 and a total of approximately 43,000 shares repurchased during the first six months of fiscal 2004.

“We are continuing to plan our fiscal 2004 capital expenditures to be between $15 million and $18 million, primarily for new store openings, expanding and relocating selected stores, and store remodelings. This capital expenditure projection is based on our plan for the full fiscal 2004 year to open approximately 100 to 110 new stores (excluding new leased department locations), including approximately 20 to 25 planned multi-brand stores, and close approximately 50 stores, with approximately 30 of these planned store closings related to our openings of new multi-brand stores, including our Maternitymall Superstore™. We expect our inventory at fiscal 2004 year end to grow at a slower rate than sales. Based on these targets and plans, we expect to generate positive free cash flow during fiscal 2004.

“Looking forward, we are also testing and developing several new strategic business initiatives to promote our continued long-term growth in sales and profitability, while addressing the increased competitive pressures in the maternity apparel market. In particular, we are testing several new multi-brand store concepts that are larger and have higher sales volume than our average store, and provide the opportunity to lower our store operating expense percentage and improve store operating profit margins over time. Opening these multi-brand stores will typically involve closing two or more smaller stores and consolidating their business into one.

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“Beginning last year, we have tested several combination store concepts under our Mimi Maternity® brand, carrying a wide selection of both Mimi and Motherhood® product and, in certain cases, A Pea in the Pod® product. We have been very encouraged by the initial results of our “combo” stores in terms of their ability to drive increased sales and their potential to reduce store operating expense percentages. Based on our success with our initial combo stores, we opened additional two-brand combo stores, and also developed the concepts of a “triplex” store, carrying all three of our brands, and a maternity “superstore” concept which would include elements beyond apparel. As of March 31, 2004, we have 12 two-brand combo stores, 2 triplex stores, and one maternity superstore.

“On March 4, 2004 in Danbury, Connecticut, we opened our first Maternitymall Superstore™, a nearly 4,000 square foot test store carrying all three of our brands plus a greatly expanded line of nursing accessories, fertility-related products and maternity-related exercise gear, books, and body and nutritional products. This store also has a dedicated “learning center” area for maternity-related classes, as well as a “relax area” for husbands and shoppers alike, and an inside play area for the pregnant mom’s toddlers and young children. These elements combine to give our first Maternitymall Superstore™ not only by far the largest assortment of maternity apparel and accessories available, but also a new and engaging atmosphere and experience for the maternity customer. Our Superstore format is highly differentiated from the stores of our maternity competitors, which do not even carry the breadth of selection we carry in one of our three brands presented in the Superstore. We are very excited not only by the concept of our first Superstore, but also its initial results. Since opening nearly eight weeks ago, the Danbury Superstore has achieved regional awareness and generated sales well in excess of our plan and significantly higher than the aggregate sales from the same period last year of our three Danbury stores it replaced. Consistent with our projections for the Danbury Superstore, we believe the Superstore model can improve store profitability margins by reducing store operating expense percentages. We are actively working to continue to refine our maternity superstore concept and to find additional suitable new store locations for the concept.

“We have also recently begun another new initiative through the exclusive introduction of our new Two Hearts™ Maternity collection on April 1, 2004 in 70 Sears stores to replace the existing maternity apparel lines in these stores. We see this initiative as a great opportunity to continue to expand our customer base, increase our sales, and leverage our leadership position in the maternity apparel business. We are also excited by the potential of our various initiatives to build on our valuable customer relationship by expanding our marketing partnership programs. Such initiatives include the launch of the futuretrust™ college savings program in our stores in November 2003, the launch of our in-store sample package program earlier this month, the pursuit of licensing opportunities for our brands with retailers and manufacturers of baby products, as well as the increased leveraging of our opt-in customer database. We are excited by the recent addition of Linens ‘n Things and Baby Depot at Burlington Coat Factory to the family of preferred retail partners for our futuretrust™ college savings program.”

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As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s second quarter fiscal 2004 earnings, financial guidance and certain business initiatives. You can participate in this conference call by calling (712) 257-0075. Please call ten minutes prior to 9:00 a.m. Eastern Time. The passcode for the conference call is “Mothers Work.” In the event that you are unable to participate in the call, a replay will be available through Friday, April 30, 2004 by calling (402) 220-4198.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.” As of March 31, 2004, Mothers Work operates 1,032 retail locations, including 877 stores and 155 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its and brand-specific websites.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

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MOTHERS WORK, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Second Quarter Ended		Six Months Ended

	3/31/04	3/31/03	3/31/04	3/31/03

Net sales	$125,803	$111,304	$257,498	$ 237,644
Cost of goods sold	59,726	52,324	121,391	112,021

Gross profit	66,077	58,980	136,107	125,623
SG&A expenses, excluding
depreciation & amortization	59,155	52,733	119,583	107,418

EBITDA	6,922	6,247	16,524	18,205

Depreciation & amortization	2,480	2,305	4,967	4,741

Operating income	4,442	3,942	11,557	13,464
Interest expense, net	3,702	3,412	7,393	7,154

Income before income taxes	740	530	4,164	6,310
Income tax provision	296	199	1,666	2,367

Net income	$444	$331	$2,498	$3,943

Income per share – basic	$0.09	$0.06	$0.48	$0.75

Average shares outstanding – basic	5,210	5,267	5,222	5,241

Income per share – diluted	$0.08	$0.06	$0.45	$0.69

Average shares outstanding – diluted	5,549	5,660	5,554	5,691

Selected Balance Sheet Data
(in thousands, unaudited)

	March 31,	September 30,	March 31,
	2004	2003	2003

Cash and cash equivalents	$ 20,753	$ 20,731	$ 16,746
Inventories	86,670	84,505	75,664
Property, plant and equipment, net	58,370	57,811	53,858
Line of credit borrowings	-	-	-
Long-term debt	127,764	127,768	127,904
Stockholders’ equity	63,191	61,391	52,227

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MOTHERS WORK, INC. AND SUBSIDIARIES
Supplemental Financial Information

Reconciliation of Operating Income to EBITDA
and Operating Income Margin to EBITDA Margin
(in thousands, except percentages)
(unaudited)

	Second Quarter Ended		Six Months Ended

	3/31/04	3/31/03	3/31/04	3/31/03

Operating income	$4,442	$3,942	$11,557	$13,464
Add: depreciation & amortization expense	2,480	2,305	4,967	4,741

EBITDA	$6,922	$6,247	$16,524	$18,205

Net sales	$125,803	$111,304	$257,498	$237,644
Operating income margin (operating income as a percentage of net sales)	3.5%	3.5%	4.5%	5.7%
Depreciation & amortization expense as a percentage of net sales	2.0	2.1	1.9	2.0

EBITDA margin (EBITDA as a percentage of net sales)	5.5%	5.6%	6.4%	7.7%

Reconciliation of Projected Operating Income to Projected EBITDA
(in millions, unaudited)

For the Fiscal Year Ending
9/30/04

Projected operating income	$34.3 to 35.3
Add: projected depreciation & amortization expense	10.2

Projected EBITDA	$44.5 to 45.5

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Reconciliation of SG&A Expenses to SG&A, Excluding Depreciation and Amortization Expense (1)
(in thousands, except percentages)
(unaudited)

	Second Quarter Ended		Six Months Ended

	3/31/04	3/31/03	3/31/04	3/31/03

SG&A expenses	$61,635	$55,038	$124,550	$112,159
Less: depreciation & amortization expense	2,480	2,305	4,967	4,741

SG&A expenses, excluding depreciation & amortization	$59,155	$52,733	$119,583	$107,418

Net sales	$125,803	$111,304	$257,498	$237,644
SG&A expense margin (SG&A expense as a percentage of net sales)	49.0%	49.4%	48.4%	47.2%
Depreciation & amortization expense as a percentage of net sales	2.0	2.1	1.9	2.0

SG&A expenses, excluding depreciation & amortization	47.0%	47.4%	46.4%	45.2%

(1)     Components may not add to total due to rounding.

******

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Annex 2
Mothers Work, Inc.
Second Quarter (FY 2004)
Earnings Release Conference Call
April 27, 2004
9:00 a.m. Eastern Time

Transcript of Prepared Remarks

Operator: Introduce the call and Ed Krell

Ed Krell: Thank you operator. Thanks everyone for joining us this morning for Mothers Work’s investor conference call for the second quarter of fiscal 2004, ended March 31, 2004. I am Ed Krell, Executive Vice President and Chief Financial Officer of Mothers Work.

The earnings release was disseminated this morning, and everyone should have received a copy. If you haven’t, please call us at (215)873-2285 and we will get one right out to you, or you can go to our Web site at www.motherswork.com to get a copy of the release.

Before we get started this morning I need to remind everyone that certain statements in today’s management presentation and Q&A session will contain forward looking statements within the meaning of the Federal Securities laws.

This includes statements concerning management’s current expectations, estimates and projections dealing with store openings, sales, comparable store sales, gross margin, operating income margin, EBITDA margin, earnings per share, capital expenditures, potential stock repurchases, market share, competition, new business initiatives and operating results generally. Actual results might differ materially from those projected in the forward looking statements. For additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements, please refer to the Company’s filings with the SEC.

Also, I would like to remind you that today’s call cannot be reproduced in any form without the express written consent of Mothers Work.

Joining me this morning is Rebecca Matthias, President and Chief Operating Officer of Mothers Work. I will open with comments on the Company’s second quarter results, will provide financial guidance with respect to fiscal 2004, and will then turn it over to Rebecca for additional comments. Rebecca and I will then be available to take your questions.

Ed Krell’s Comments

We are pleased that we realized a significant improvement in our sales trend during the second quarter compared to the first quarter, and achieved higher than planned sales for the quarter despite the increased competitive pressures in the maternity apparel market. However, certain fashion misses led us to take significant markdowns, which resulted in significantly lower than planned gross margin and lower than planned second quarter earnings. Rebecca will discuss these merchandising issues and the actions we have taken to address these issues in her comments.

Net sales for the second quarter of fiscal 2004 were $125.8 million, a 13.0% increase over last year’s second quarter sales of $111.3 million. Comparable store sales increased 0.2% during the second quarter of fiscal 2004 versus a comparable store sales increase of 0.2% during the second quarter of fiscal 2003. Net sales for the six months ended March 31, 2004 were $257.5 million, an 8.4% increase over last year’s first six months sales of $237.6 million. Comparable store sales decreased 2.7% for the six-month period versus a comparable store sales increase of 2.4% during the first six months of fiscal 2003. Our increased sales for the second quarter and first six months of fiscal 2004 were driven by increased store count. We ended the quarter with 1,032 retail locations at March 31, 2004 versus 949 retail locations at March 31, 2003. This net increase of 83 locations reflects opening 118 new locations and closing 35 locations during the last twelve months, including 10 iMaternity stores closed during the twelve-month period.

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Gross profit for the second quarter of fiscal 2004 was $66.1 million, a 12.0% increase over last year’s second quarter gross profit of $59.0 million. Gross margin for the second quarter was 52.5%, a decrease of 47 basis points over last year’s second quarter gross margin of 53.0%. This decrease in gross margin primarily reflects the aggressive markdowns recognized in the second quarter. Gross profit for the first six months of fiscal 2004 was $136.1 million, an 8.3% increase over last year’s first six months gross profit of $125.6 million. Gross margin for the first six months of fiscal 2004 was 52.9%, equal to last year’s first six months gross margin. The increased markdowns taken in the second quarter offset the increase in gross margin experienced in the first quarter of fiscal 2004.

SG&A expenses for the second quarter of fiscal 2004, excluding depreciation and amortization, was $59.2 million, a 12.2% increase over last year’s second quarter expense figure of $52.7 million. Our second quarter SG&A expenses, excluding depreciation and amortization, of 47.0% of sales this year was 36 basis points lower than our last year second quarter figure of 47.4% of sales. This decrease primarily related to lower legal expense and store payroll expense ratios, partially offset by increased store occupancy expense ratio resulting from essentially flat comp store sales for the quarter. For the first six months of fiscal 2004, SG&A expenses, excluding depreciation and amortization, was $119.6 million, an 11.3% increase of last year’s first six month’s expense figure of $107.4 million. Our first six month’s SG&A expenses, excluding depreciation and amortization, of 46.4% of sales this year was 124 basis points higher than our last year figure of 45.2% for the first six months. This increase in the expense ratio for the first six months consisted primarily of increased store occupancy, store payroll and store employee benefits expense ratios resulting from the negative 2.7% comparable store sales for the six month period and the planned higher store expense ratios of our new store openings. In addition, we incurred charges relating to store closings of $0.4 million for the first six months of this year versus $0.1 million for the first six months of last year.

EBITDA for the second quarter of fiscal 2004 was $6.9 million, a 10.8% increase versus last year’s second quarter EBITDA of $6.2 million. Our second quarter EBITDA margin of 5.5% of sales this year was 11 basis points lower than our last year second quarter EBITDA margin of 5.6% of sales reflecting the decreased gross margin almost entirely offset by a decreased operating expense ratio. EBITDA for the first six months of fiscal 2004 was $16.5 million, a 9.2% decrease from last year’s first six months EBITDA of $18.2 million. Our EBITDA margin of 6.4% of sales for the six-month period this year was 124 basis points lower than our EBITDA margin of 7.7% for the same period last year due to the increase in our operating expense ratio with flat gross margin.

Depreciation and amortization expense was $2.5 million for the second quarter of 2004, a 7.6% increase from last year’s second quarter expense of $2.3 million. For the six month period, depreciation and amortization expense was $5.0 million this year, a 4.8% increase from last year’s expense of $4.7 million.

Interest expense, net of interest income, for the second quarter of fiscal 2004, was $3.7 million, an 8.5% increase from last year’s second quarter interest expense of $3.4 million. Last year’s second quarter benefited from a $0.3 million non-recurring interest expense credit related to our credit facility. For the six month period, interest expense was $7.4 million this year, a 3.3% increase from last year’s expense of $7.2 million. For fiscal 2004, we expect our interest expense, net of interest income, to be approximately $14.8 million.

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Our income tax provision for the second quarter and first six months of fiscal 2004 reflects a 40.0% effective tax rate which we expect to approximate our effective tax rate for the full year fiscal 2004. This compares to a 37.5% effective tax rate provision for the second quarter and first six months of fiscal 2003 and a 38.5% effective tax rate provision for the full year fiscal 2003.

Net income for the second quarter of fiscal 2004 was $0.4 million, an increase of 34%, or approximately $0.1 million versus last year’s second quarter net income of $0.3 million. Our diluted earnings per share for the second quarter was 8 cents this year, a 33% increase from last year’s second quarter earnings per share of 6 cents. For the six-month period, net income was $2.5 million, a 37% decrease from last year’s first six months net income of $3.9 million, driven by our reduced EBITDA margin versus last year. Our diluted earnings per share for the six-month period was 45 cents this year, a 35% decrease from last year’s earnings per share of 69 cents for the six-month period.

The average diluted shares outstanding of 5.55 million shares for this year’s second quarter and first six months is 1.9% lower than last year’s second quarter figure of 5.66 million shares and 2.4% lower than last year’s first six months figure of 5.69 million shares. This decrease versus last year is due to the repurchases of shares of our common stock pursuant to our share repurchase program and the reduced dilutive effect of outstanding stock options and warrants compared to last year, offset by the impact of stock option and warrant exercises.

As of March 31, 2004, we had approximately 5.21 million outstanding common shares, which reflects the retirement of approximately 109,000 shares of our common stock we repurchased since March 2003 pursuant to our share repurchase program, including approximately 26,000 shares repurchased during the second quarter of fiscal 2004.

Turning to the balance sheet, we are very pleased with our strong balance sheet and financial liquidity. We ended the second quarter with no outstanding borrowings under our credit line, more than $52 million of available borrowings under our credit line and significant excess cash on our balance sheet. Our cash balance of $20.8 million at March 31, 2004 is approximately $4.0 million higher than the $16.7 million cash balance at March 31, 2003 and essentially equal to our $20.7 million cash balance at the beginning of fiscal 2004. Total inventory at March 31, 2004 was $86.7 million, a 14.5% increase over the $75.7 million inventory balance at March 31, 2003. While this inventory level is somewhat higher than planned due to increased deliveries of Spring product during March to fill in certain fashion misses, we have taken aggressive markdowns where needed to move slower moving styles and to bring our overall inventory level back in line as the fiscal year progresses. We expect our inventory level at the end of this fiscal year to grow at a slower rate than sales. On a per store square foot basis, our total inventory at March 31, 2004 was essentially equal to that at March 31, 2003.

I will now provide financial guidance with respect to the remainder of fiscal 2004.

We are increasing our target net sales for fiscal 2004 to approximately $539 to $543 million, from our previous target of $530 to $535 million, based on an assumed comparable store sales increase of between 0% and 2% for the third quarter and an increase of between 1% and 3% for the fourth quarter, which would result in a full year comparable store sales change of between flat and down 1% versus last year. We currently expect our comparable store sales for the month of April to be in the range of flat to up approximately 1.5% versus last year. The increase in our sales guidance and the projected continued improvement in our comparable store sales trend for the rest of the year are based on (i) the improvement in our sales trend in the second quarter and thus far in April, (ii) the weaker last year sales comparisons we face in the third and fourth quarters, and (iii) our view that our sales will be spurred on by both the significant markdowns we have taken on Spring product and the planned continued inflow of more “fashion-right” styles.

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However, due to the significant markdowns we have taken and our actions to quickly bring in new styles for Spring to fill initial fashion misses, we project that our gross margin will be significantly lower than previously planned for the rest of the fiscal year, particularly in the third quarter. We project our gross margin to decrease by approximately 30 basis points for the full year to approximately 54.0% of sales in fiscal 2004 from 54.3% in fiscal 2003. We expect our operating expenses to increase as a percentage of sales for fiscal 2004 versus fiscal 2003 primarily as a result of our assumed slight comparable store sales decrease and the estimated impact of new store openings. Based on these assumptions, we are targeting EBITDA for fiscal 2004 in the $44.5 million to $45.5 million range. We expect depreciation and amortization expense to be approximately $10.2 million for the year, expect interest expense net of interest income to be approximately $14.8 million and are assuming a 40.0% effective tax rate. We project average diluted shares outstanding for earnings per share calculation purposes of approximately 5.58 million shares for the year. Based on these figures, we are targeting fiscal 2004 diluted earnings per common share of between $2.10 and $2.20 per share, compared to our previous full year guidance of between $2.40 and $2.60 per share provided in our January 27, 2004 press release. Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment.

Our target for fiscal 2004 diluted earnings per share does not reflect the potential accretive impact on earnings per share of potential future stock repurchases by the Company. Pursuant to the share repurchase program approved by our Board of Directors in March 2003, the Company has repurchased and retired approximately 109,000 shares of its common stock to date at a total cost of approximately $2.5 million.

Although many factors could affect our sales and profit results for the year, as well as cause timing shifts by quarter within the year, in order for investors to better understand our expectations for the business, we are providing the following fiscal quarterly guidance for the remainder of fiscal 2004.

With regard to sales, our guidance, consistent with our annual target of $539 million to $543 million, is as follows: approximately $147 million for the third quarter and approximately $136 million for the fourth quarter. Our quarterly comp store sales assumptions underlying this sales guidance, and consistent with our assumption of a comparable store sales change of between flat and down 1% for the full year, are: flat to up approximately 2% for the third quarter and up approximately 1% to 3% for the fourth quarter. Our estimated quarterly rollout plan for store openings and store closings (both excluding leased departments) is: for the third quarter, 25 to 30 openings and 20 to 25 closings, and for the fourth quarter, 30 to 35 openings and 5 to 10 closings. In addition, on April 1 we added 70 leased department locations with the introduction of our new Two Hearts™ Maternity collection in 70 Sears stores. Finally, with regard to diluted earnings per share, our quarterly guidance consistent with our annual target of between $2.10 and $2.20 per share, is as follows: between $1.30 and $1.40 for the third quarter; and between $0.30 and $0.40 for the fourth quarter.

We are continuing to plan our fiscal 2004 capital expenditures to be between $15 million and $18 million dollars, compared to $19.2 million for fiscal 2003, primarily for new store openings, expanding and relocating selected stores, and store remodelings. This capital expenditure plan is based on our plan for the full fiscal 2004 year to open approximately 100 to 110 new stores (excluding leased departments), and close approximately 50 stores, with approximately 30 of these planned store closings relating to openings of new multi-brand stores, including our Maternitymall SuperstoreTM. We expect our inventory at fiscal 2004 year end to grow at a slower rate than sales. Based on these targets and plans, we expect to generate positive free cash flow during fiscal 2004.

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In terms of guidance for fiscal 2005, we are currently in the process of developing our operating plan and financial budget, including overall store opening plans and the pace of our rollout of multi-brand stores, including Superstores, as well as related store closings. We plan to provide preliminary financial guidance for fiscal 2005 in July during our third quarter earnings conference call. We expect to generate positive free cash flow for fiscal 2005.

This concludes my comments about Mothers Work’s financial performance and future financial guidance. I hope they were helpful. I would now like to turn the call over to Rebecca.

Rebecca Matthias’ Comments

Thank you Ed.

In the second fiscal quarter of 2004, comparable store sales rebounded from the prior quarter with a 0.2% comp store sales increase during the second quarter after a 5.0% comp decrease during the first quarter. Sales during the quarter were driven somewhat by promotions, yielding a drop in gross margin from our prior year’s second quarter, but through disciplined open to buy management, we expect to end the fiscal year with a healthy inventory position. We will continue to work off some of our slower moving merchandise at the Motherhood division with promotional initiatives. In the Motherhood division, we have everyday low pricing that is at or below our competitors’ prices. With an increase of over 1,000 doors selling maternity in the U.S. since last year, staying focused on having the best product at the best price for our customer is more important than ever.

Our great competitive strength has always been our broad product assortment and our ability to chase fashion in-season to respond to customer demand. In our efforts to increase gross margin, we allowed our lead times to be too long and our orders to become too large in certain cases. We are now in the process of clearing some of those items, and that is creating pressure on maintained margins which will also affect the third quarter. But we are determined to take the necessary promotional steps to regain a quicker, more responsive merchandise position. We have improved our lead time for key items and reduced our commitment to individual items to increase our fashion flow and decrease our merchandising risk. We are already showing good results with new merchandise received at the end of March and in April.

Unlike our competitors, maternity is our sole product category, and we provide the only Total Maternity Experience in the marketplace. As we go forward, we intend to develop the ultimate maternity experience even more for our customer.

Some of the initiatives that we have announced in the past few quarters showed some exciting results in the second quarter. On March 4 we opened our first Maternitymall SuperstoreTM in Danbury, Connecticut. The Superstore is an off-mall concept, which is almost three times as large as our average store, and carries two or three of our brands, plus a greatly expanded line of nursing accessories, skin care and nutritional products, books, and maternity related gifts. Since opening nearly eight weeks ago, the Danbury Superstore has generated sales significantly higher than the combined sales of the three stores it replaced, demonstrating its ability to draw customers from a wide geographic area as a maternity destination outside of the mall. We intend to continue testing this concept in other markets, and we are hopeful that the improved economics we are experiencing in the Danbury Superstore will be a model we can expand to other areas. Other multi-brand store initiatives, such as combination Mimi/Motherhood stores, are also showing very promising results. Opening these multi-brand stores, including Superstores, will typically involve closing two or more smaller stores and consolidating their business into one.

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New top and bottom line growth in the future could also come from other initiatives that are in the early stages of test, such as the 70 store Sears Maternity leased departments, our in-store marketing efforts, such as sample bags, our Futuretrust™ MasterCard-linked college savings program, and the Motherhood licensing initiative which is still in development. We are excited by the recent addition of Linens ‘n Things and Baby Depot at Burlington Coat Factory to the family of preferred retail partners for our Futuretrust™ college savings program.

In summary, despite what we believe to be a temporary dip in gross margin, we have been able to slightly increase comparable store sales even in the face of heightened competition. And we have many new developments which we believe will help to shape the future of Mothers Work in a positive way and which will increasingly differentiate us from our competition, and are designed to secure our market position as the ultimate maternity destination in the United States.

Thank you for joining us this morning. We appreciate your interest in Mothers Work, and operator, we are now ready to take questions.

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Annex 3

Mothers Work, Inc.
Second Quarter (FY 2004)
Earnings Release Conference Call
April 27, 2004
9:00 a.m. Eastern Time

Excerpts of Certain Financial Information Discussed During the Question and Answer Period of the
Conference Call Not Included in the Prepared Remarks

***

Question:	…What was the operating cash flow and cap ex line year to date?
Ed Krell:	…for the six months [ended March 31, 2004] capital expenditures [were] $6.4 million; and cash from operating activities [were] a positive $6.4 million….

End of Filing

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